===============================================================================












                                CREDIT AGREEMENT
                            Dated as of May 23, 2003
                                     between
                           SELECT COMFORT CORPORATION
                                       and
                              BANK OF AMERICA, N.A.




















===============================================================================

ARTICLE I           DEFINITIONS AND ACCOUNTING TERMS...........................1

         1.01.    Defined Terms................................................1

         1.02.    Other Interpretive Provisions...............................17

         1.03.    Accounting Terms............................................18

         1.04.    Rounding....................................................18

         1.05.    References to Agreements and Laws...........................18

ARTICLE II          THE COMMITMENTS AND CREDIT EXTENSIONS.....................19

         2.01.    Loans.......................................................19

         2.02.    Borrowings, Conversions and Continuations of Loans..........19

         2.03.    Letters of Credit...........................................20

         2.04.    Prepayments.................................................25

         2.05.    Reduction or Termination of Commitments.....................26

         2.06.    Repayment of Loans..........................................26

         2.07.    Interest....................................................26

         2.08.    Fees........................................................27

         2.09.    Computation of Interest and Fees............................27

         2.10.    Evidence of Debt............................................27

         2.11.    Payments Generally..........................................28

ARTICLE III         TAXES, YIELD PROTECTION AND ILLEGALITY....................28

         3.01.    Taxes.......................................................28

         3.02.    Illegality..................................................30

         3.03.    Inability to Determine Rates................................30

         3.04.    Increased Cost and Reduced Return; Capital Adequacy.........30

         3.05.    Funding Losses..............................................31

         3.06.    Matters Applicable to all Requests for Compensation.........31

         3.07.    Survival....................................................32

ARTICLE IV          CONDITIONS PRECEDENT TO CREDIT EXTENSIONS.................32

         4.01.    Conditions of Initial Credit Extension......................32

         4.02.    Conditions to all Credit Extensions.........................34

ARTICLE V           REPRESENTATIONS AND WARRANTIES............................34

         5.01.    Existence, Qualification and Power; Compliance with Laws....34

         5.02.    Authorization; No Contravention.............................34

                                TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

         5.03.    Governmental Authorization..................................35

         5.04.    Binding Effect..............................................35

         5.05.    Financial Statements; No Material Adverse Effect............35

         5.06.    Litigation..................................................35

         5.07.    No Default..................................................36

         5.08.    Ownership of Property; Liens................................36

         5.09.    Environmental Compliance....................................36

         5.10.    Insurance...................................................36

         5.11.    Taxes.......................................................36

         5.12.    ERISA Compliance............................................36

         5.13.    Subsidiaries................................................37

         5.14.    Margin Regulations; Investment Company Act; Public Utility
                  Holding Company Act.........................................37

         5.15.    Disclosure..................................................37

         5.16.    Intellectual Property; Licenses, Etc........................38

         5.17.    Security Agreement..........................................38

         5.18.    Medallion Debt..............................................38

         5.19.    Investment Policy...........................................38

         5.20.    Restricted Leases...........................................38

ARTICLE VI          AFFIRMATIVE COVENANTS.....................................38

         6.01.    Financial Statements........................................38

         6.02.    Certificates; Other Information.............................39

         6.03.    Notices.....................................................40

         6.04.    Payment of Obligations......................................40

         6.05.    Preservation of Existence, Etc..............................41

         6.06.    Maintenance of Properties...................................41

         6.07.    Maintenance of Insurance....................................41

         6.08.    Compliance with Laws........................................41

         6.09.    Books and Records...........................................41

         6.10.    Inspection Rights...........................................41

                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                           PAGE

         6.11.    Compliance with ERISA.......................................42

         6.12.    Use of Proceeds.............................................42

         6.13.    Guaranty of Domestic Subsidiaries...........................42

ARTICLE VII         NEGATIVE COVENANTS........................................42

         7.01.    Liens.......................................................42

         7.02.    Investments.................................................44

         7.03.    Indebtedness................................................44

         7.04.    Fundamental Changes.........................................45

         7.05.    Dispositions................................................46

         7.06.    Lease Obligations...........................................46

         7.07.    Restricted Payments.........................................47

         7.08.    ERISA.......................................................47

         7.09.    Change in Nature of Business................................47

         7.10.    Transactions with Affiliates................................47

         7.11.    Burdensome Agreements.......................................47

         7.12.    Use of Proceeds.............................................48

         7.13.    Financial Covenants.........................................48

ARTICLE VIII        EVENTS OF DEFAULT AND REMEDIES............................49

         8.01.    Events of Default...........................................49

         8.02.    Remedies Upon Event of Default..............................51

ARTICLE IX          MISCELLANEOUS.............................................52

         9.01.    Amendments, Etc.............................................52

         9.02.    Notices and Other Communications; Facsimile Copies..........52

         9.03.    No Waiver; Cumulative Remedies..............................53

         9.04.    Attorney Costs, Expenses and Taxes..........................53

         9.05.    Indemnification by the Borrower.............................54

         9.06.    Payments Set Aside..........................................54

         9.07.    Successors and Assigns......................................55

         9.08.    Confidentiality.............................................56

         9.09.    Set-off.....................................................57

                               TABLE OF CONTENTS
                                   (CONTINUED)

                                                                            PAGE

         9.10.    Interest Rate Limitation....................................57

         9.11.    Counterparts................................................57

         9.12.    Integration.................................................57

         9.13.    Survival of Representations and Warranties..................58

         9.14.    Severability................................................58

         9.15.    Governing Law...............................................58

         9.16.    Waiver of Right to Trial by Jury............................58

SCHEDULES
         5.06     Litigation
         5.09     Environmental Matters
         5.13     Subsidiaries and Other Equity Investments
         5.16     Intellectual Property Matters
         5.19     Investment Policy
         7.01     Existing Liens
         7.02     Existing Investments
         7.03     Existing Indebtedness
         7.06     Existing Leases
         9.02     Eurodollar and Domestic Lending Offices, Addresses for Notices


EXHIBITS
         FORM OF
         A        Borrowing Notice
         B        Note
         C        Compliance Certificate
         D        Security Agreement
         E        Guaranty
         F        Opinion of Counsel

                        ---------------------------------

                                CREDIT AGREEMENT

     This CREDIT AGREEMENT ("Agreement") is entered into as of May 23, 2003, between SELECT COMFORT CORPORATION, a Minnesota corporation (the "Borrower") and BANK OF AMERICA, N.A. (the "Bank".

     The Borrower has requested that the Bank provide a revolving credit facility, and the Bank is willing to do so on the terms and conditions set forth herein.

     In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

                                   ARTICLE I
                        DEFINITIONS AND ACCOUNTING TERMS

     1.01. DEFINED TERMS. As used in this Agreement, the following terms shall have the meanings set forth below:

     Acquired Business" means any Person or assets, as the case may be, acquired through an Acquisition.

     "Acquisition" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests, membership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary before giving effect to such merger or consolidation, provided that the Borrower or the Subsidiary is the surviving entity).

     "Affiliate" means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified. "Control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. "Controlling" and "Controlled" have meanings correlative thereto. A Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 15% or more of the securities having ordinary voting power for the election of directors or managing general partners.

     "Agreement" means this Credit Agreement.

     "Applicable Margin" (or "Applicable Commitment Fee Rate" in the case of the commitment fee pursuant to Section 2.08) means the following amounts per annum, based upon the Leverage Ratio as set forth in the most recent Compliance Certificate from time to time received by the Bank after the Closing Date pursuant to subsection 6.02(b):

-------------------------------------------------------------------------------
                           (in basis points per annum)
-------------------------------------------------------------------------------


------------- ------------------------------- ------------------- ------------------- -----------------------
                                                                  Applicable Margin
                                                  Applicable         for Eurodollar   Applicable Margin for
  Pricing                                         Commitment         Rate Loans and       Base Rate Loans
   Level          Leverage Ratio ("LR")            Fee Rate       Letters of Credit
------------- ------------------------------- ------------------- ------------------- -----------------------
------------- ------------------------------- ------------------- ------------------- -----------------------

     1                 LR > 3.00:1                40.0 bps           225.0 bps              75.0 bps
                          -
------------- ------------------------------- ------------------- ------------------- -----------------------
     2          LR > 2.50:1 but < 3.00:1          37.5 bps           200.0 bps              50.0 bps
                   -
------------- ------------------------------- ------------------- ------------------- -----------------------
     3          LR > 2.00:1 but < 2.50:1          35.0 bps           175.0 bps              25.0 bps
                   -
------------- ------------------------------- ------------------- ------------------- -----------------------
     4                 LR < 2.00:1                35.0 bps           150.0 bps               0.0 bps
------------- ------------------------------- ------------------- ------------------- -----------------------


The Applicable Margin, or the Applicable Commitment Fee Rate, as the case may be, shall be in effect from the date the most recent Compliance Certificate is received by the Bank to but excluding the date the next Compliance Certificate is received; provided, however, that if the Borrower fails to timely deliver the next Compliance Certificate, the Applicable Margin, or the Applicable Commitment Fee Rate, as the case may be, from the date such Compliance Certificate was due to but excluding the date such Compliance Certificate is received by the Bank shall be that indicated for the pricing level 1 set forth in the above table, and, thereafter, the pricing level indicated by such Compliance Certificate when received.

     "Attorney Costs" means and includes all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost (without duplication) of internal legal services and all disbursements of internal counsel.

     "Attributable Indebtedness" means, on any date, (a) in respect of any capital lease of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease payments under the relevant lease that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease were accounted for as a capital lease.

     "Audited Financial Statements" means the audited consolidated balance sheet of the Borrower and its Subsidiaries for the fiscal year ended December 28, 2002, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year of the Borrower and its Subsidiaries.

     "Bank" has the meaning specified in the preamble.

     "Bank-Related Persons" means the Bank (including any successor administrative agent), together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

     "Bank's Payment Office" means the Bank's address and, as appropriate, account as set forth on Schedule 9.02, or such other address or account as the Bank may from time to time notify to the Borrower.

     "Base Rate" means for any day a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by the Bank as its "prime rate." Such rate is a rate set by the Bank based upon various factors including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Bank shall take effect at the opening of business on the day specified in the public announcement of such change.

     "Base Rate Loan" means a Loan that bears interest based on the Base Rate.

     "Borrower" has the meaning set forth in the preamble.

     "Borrowing" means a borrowing under this Agreement.

     "Borrowing Notice" means a notice of (a) a Borrowing, (b) a conversion of Loans from one Type to the other, or (c) a continuation of Loans as the same Type, pursuant to Section 2.02(a), which, if in writing, shall be substantially in the form of Exhibit A.

     "Business Day" means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Bank's Payment Office is located and, if such day relates to any Eurodollar Rate Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the London interbank eurodollar market.

     "Cash Collateralize" means to pledge and deposit with or deliver to the Bank, as collateral for the L/C Obligations, cash or deposit account balances pursuant to documentation in form and substance satisfactory to the Bank. Derivatives of such term shall have corresponding meaning. The Borrower hereby grants the Bank a Lien on all such cash and deposit account balances deposited or delivered for such purpose. Cash collateral shall be maintained in blocked, non-interest bearing deposit accounts at the Bank (it being understood that funds in any such deposit account may be invested on such terms and conditions as shall be satisfactory to the Bank).

     "Change of Control" shall be deemed to have occurred if (a) any person or group(within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the date hereof) (other than St. Paul Venture and related entities)shall own directly or indirectly, beneficially or of record, shares representing more than 30% of the aggregate ordinary voting power represented by the issued and outstanding capital stock of the Borrower; or (b) a majority of the seats (other than vacant seats) on the board of directors of the Borrower shall at any time be occupied by persons who were neither (i) nominated by the board of directors of the Borrower, nor (ii) appointed by directors so nominated; or (c) any change in control (or similar event, however denominated) with respect to the Borrower or any of its Subsidiaries shall occur under and as defined in any indenture or agreement in respect of Indebtedness in an outstanding principal amount in excess of $250,000 to which the Borrower or any of its Subsidiaries is a party.

     "Closing Date" means the first date all the conditions precedent in Section
4.01 are satisfied or waived in accordance with Section 4.01.

     "Code" means the Internal Revenue Code of 1986, as amended.

     "Collateral Documents" means the Security Agreement and the other documents furnished pursuant to Section 6.13.

     "Commitment" has the meaning set forth in the Section 2.01.

     "Compliance Certificate" means a certificate substantially in the form of Exhibit C.

     "Consolidated Capital Expenditures" means, as of the last day of any fiscal quarter for any period, the capital expenditures of the Borrower and its Subsidiaries for such period, as the same are (or would in accordance with GAAP be) set forth in the consolidated statement of changes in financial position of the Borrower and its Subsidiaries for such period.

     "Consolidated EBITDAR" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, an amount equal to the sum of (a) Consolidated Net Income, plus (without duplication) (b) Consolidated Interest Charges, (c) the amount of taxes, based on or measured by income, used or included in the determination of such Consolidated Net Income, (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income, (e) Consolidated Rental Payments used or included in the determination of Consolidated Net Income, and (f) the amount of non-cash equity compensation expense, if any, of the Borrower and its Subsidiaries.

     "Consolidated Fixed Charge Coverage Ratio" means as of any date of determination, the ratio of:

          (a) Consolidated EBITDAR for the period of the four fiscal quarters then most recently ended, less (i) Consolidated Capital Expenditures for such period, less (ii) the amount of all taxes based on or measured by income, used or included in the determination of Consolidated Net Income, paid or required to be paid in cash by the Borrower and its Subsidiaries on a consolidated basis during such period, to

          (b) the sum of (i) Consolidated Interest Charges paid or required to be paid during such period, plus (ii) all scheduled payments of principal made or required to be made with respect to all Indebtedness (including the principal portion of capital leases) of the Borrower and its Subsidiaries on a consolidated basis during such period, plus (iii) all scheduled Consolidated Rental Payments of the Borrower and its Subsidiaries during such period, plus (iv) all Restricted Payments comprising dividends during such period; provided, however, that for purposes of the foregoing, the repayment of $5,000,000 of Medallion Debt and a

     $380,400 write-off of deferred financing costs (net of tax benefit) relating to such repayment, shall be excluded from this clause (b).

     "Consolidated Funded Indebtedness" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) the outstanding principal amount of all obligations, whether current or long-term, for borrowed money (including Obligations hereunder) and the principal amount of all obligations evidenced by bonds, debentures, notes, loan agreements or other similar instruments, (b) all direct and contingent obligations of such Person arising with letters of credit (including standby and commercial), banker's acceptances, bank guarantees, surety bonds (but only to the extent such surety bonds exceed $100,000 in the aggregate) and similar instruments, (c) Attributable Indebtedness in respect of capital leases and Synthetic Lease Obligations, and (d) without duplication, all Guaranty Obligations with respect to Indebtedness of the types specified in subsections
(a), (b) and (c) above of Persons other than the Borrower or any Subsidiary.

     "Consolidated Interest Charges" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) all interest, premium payments, fees, charges and related expenses of the Borrower and its Subsidiaries in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, and (b) the portion of rent expense of the Borrower and its Subsidiaries with respect to such period under capital leases that is treated as interest in accordance with GAAP.

     "Consolidated Leverage Ratio" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Consolidated Funded Indebtedness as of such date plus an amount equal to 7 times Consolidated Rental Payments for the period of the four fiscal quarters then most recently ended to (b) Consolidated EBITDAR for the period of the four fiscal quarters ending on such date.

     "Consolidated Net Income" means, for any period, for the Borrower and its Subsidiaries on a consolidated basis, the net income of the Borrower and its Subsidiaries after extraordinary items (excluding gains or losses from Dispositions of assets) for that period, providing that for purposes of the foregoing, a $380,400 write-off of deferred financing costs (net of tax benefit) relating to the repayment of the Medallion Debt shall be excluded.

     "Consolidated Net Worth" means, as of any date of determination, for the Borrower and its Subsidiaries on a consolidated basis, Shareholders' Equity of the Borrower and its Subsidiaries on that date.

     "Consolidated Rental Payments" means, for any period, for the Borrower and its Subsidiaries all payments under operating leases.

     "Contractual Obligation" means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

     "Control" shall have the meaning specified in the definition of Affiliate.

     "Credit Extension" means each of the following: (a) a Borrowing, and (b) an L/C Credit Extension.

     "Debtor Relief Laws" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

     "Default" means any event that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

     "Default Rate" means an interest rate equal to (a) the Base Rate plus (b) 2% per annum; provided, however, that with respect to a Eurodollar Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum, in each case to the fullest extent permitted by applicable Laws.

     "Disposition" or "Dispose" means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

     "Dollar" and "$" means lawful money of the United States of America.

     "Domestic Subsidiary" means any Subsidiary which is not a Foreign
Subsidiary.

     "Environmental Laws" means all Laws relating to environmental, health, safety and land use matters applicable to any property.

     "Environmental Liability" means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower or any other Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law,
(b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials,
(d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

     "ERISA" means the Employee Retirement Income Security Act of 1974 and any regulations issued pursuant thereto.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of
Section 414(b) or (c) of
the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

     "ERISA Event" means (a) a Reportable Event with respect to a Pension Plan;
(b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.

     "Eurodollar Rate" means for any Interest Period with respect to any Eurodollar Rate Loan, a rate per annum determined by the Bank pursuant to the following formula:

        Eurodollar Rate  =           Eurodollar Base Rate
                            ------------------------------------
                            1.00 - Eurodollar Reserve Percentage
         Where,
         "Eurodollar Base Rate" means, for such Interest Period:

          (c) the rate per annum equal to the rate determined by the Bank to be the offered rate that appears on the page of the Telerate screen (or any successor thereto) that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

          (d) if the rate referenced in the preceding subsection (a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum equal to the rate determined by the Bank to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

          (e) if the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by the Bank as the rate of interest at which deposits in Dollars for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Rate Loan being made, continued or converted by the Bank and with a term equivalent to such Interest Period would be offered by the Bank's London Branch to major banks in the London interbank eurodollar market at their request at approximately 4:00 p.m. (London time) two Business Days prior to the first day of such Interest Period.

     "Eurodollar Reserve Percentage" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, carried out to five decimal places) in effect on such day, applicable to the Bank, under regulations issued from time to time by the FRB for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Eurodollar Rate for each outstanding Eurodollar Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

     "Eurodollar Rate Loan" means a Loan that bears interest at a rate based on the Eurodollar Rate.

     "Event of Default" means any of the events or circumstances specified in
Article VIII.

     "Excluded Assets" means (i) inventory and equipment (including fixtures) located at any store which is subject to a Restricted Lease entered into prior to the date hereof, (ii) any leasehold interest in any store, (iii) Purchase Money Liens on equipment (including fixtures) permitted under Section 7.01(i), and (iv) capital stock in excess of 65% of the capital stock of any Foreign Subsidiary.

     "Federal Funds Rate" means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to the Bank on such day on such transactions as determined by the Bank.

     "Foreign Subsidiary" means a Subsidiary which is organized in a jurisdiction outside of the United States of America.

     "FRB" means the Board of Governors of the Federal Reserve System of the United States of America.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial

Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied.

     "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     "Guarantors" means, collectively, the Domestic Subsidiaries (present and future) of the Borrower.

     "Guaranty" means the Guaranty made by the Guarantors in favor of the Bank, substantially in the form of Exhibit E (as the same may be amended or modified from time to time).

     "Guaranty Obligation" means, as to any Person, any (a) obligation, contingent or otherwise, of such Person guarantying or having the economic effect of guarantying any Indebtedness or other obligation payable or performable by another Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guaranty Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guarantying Person in good faith.

     "Hazardous Materials" means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

     "Indebtedness" means, as to any Person at a particular time, all of the following (without duplication), whether or not included as indebtedness or liabilities in accordance with GAAP:

          (f) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

          (g) all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers' acceptances, bank guaranties, surety bonds and similar instruments;

          (h) net obligations under any Swap Contract in an amount equal to the Swap Termination Value thereof;

          (i) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business);

          (j) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

          (k) capital leases and Synthetic Lease Obligations; and

          (l) all Guaranty Obligations of such Person in respect of any of the foregoing.

     For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person (subject only to customary exceptions acceptable to the Bank). The amount of any capital lease or Synthetic Lease Obligation as of any date shall be deemed to be the amount of Attributable Indebtedness in respect thereof as of such date.

     "Indemnified Liabilities" has the meaning set forth in Section 9.05.

     "Indemnitees" has the meaning set forth in Section 9.05.

     "Interest Payment Date" means, (a) as to any Loan other than a Base Rate Loan, the last day of each Interest Period applicable to such Loan; provided, however, that if any Interest Period for a Eurodollar Rate Loan exceeds three months, the respective dates that fall every three months after the beginning of such Interest Period shall also be Interest Payment Dates; and (b) as to any Base Rate Loan, the last Business Day of each March, June, September and December and the Maturity Date;

     "Interest Period" means (a) as to each Eurodollar Rate Loan, the period commencing on the date such Eurodollar Rate Loan is disbursed or (in the case of any Eurodollar Rate Loan) converted to or continued as a Eurodollar Rate Loan and ending on the date one, two, three or six months thereafter, as selected by the Borrower in its Borrowing Notice, provided that:

               (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of a Eurodollar Rate Loan, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

               (ii) any Interest Period pertaining to a Eurodollar Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

               (iii) no Interest Period shall extend beyond the scheduled Maturity Date.

     "Investment" means, as to any Person, any acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, guaranty of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

     "Investment Policy" means the investment policy of the Board of Directors of the Borrower, as the same may be modified with the concurrence of the Bank.

     "IP Rights" has the meaning set forth in Section 5.16.

     "IRS" means the United States Internal Revenue Service.

     "Laws" means, collectively, all international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.

     "L/C Borrowing" means an extension of credit resulting from a drawing under any Letter of Credit which has not been reimbursed on the date when made or refinanced as a Borrowing.

     "L/C Credit Extension" means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

     "L/C Obligations" means, as at any date of determination, the aggregate undrawn face amount of all outstanding Letters of Credit plus the aggregate of all Unreimbursed Amounts, including all L/C Borrowings.

     "Lending Office" means, as to the Bank, the office or offices of the Bank described as such on Schedule 9.02, or such other office or offices as the Bank may from time to time notify the Borrower.

     "Letter of Credit" means any letter of credit issued hereunder. A Letter of Credit may be a commercial letter of credit or a standby letter of credit.

     "Letter of Credit Application" means an application and agreement for the issuance or amendment of a letter of credit in the form from time to time in use by the Bank.

     "Letter of Credit Expiration Date" means the day that is thirty days prior to the Maturity Date (or, if such day is not a Business Day, the next preceding Business Day).

     "Letter of Credit Sublimit" means an amount equal to the lesser of the Commitment and $5,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Commitment.

     "Leverage Ratio" means the Consolidated Leverage Ratio.

     "Lien" means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction other than a precautionary financing statement filed in connection with an operating lease), including the interest of a purchaser of accounts receivable.

     "Loan" has the meaning specified in Section 2.01.

     "Loan Documents" means this Agreement, the Note, the Guaranty, the Collateral Documents, each Request for Credit Extension, and each Compliance Certificate.

     "Loan Parties" means, collectively, the Borrower and each Guarantor.

     "Material Adverse Effect" means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, condition (financial or otherwise) or prospects of the Borrower or the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of any Loan Party to perform its obligations under any Loan Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party.

     "Maturity Date" means (a) May 23, 2006, or (b) such earlier date upon which the Commitment may be terminated in accordance with the terms hereof.

     "Medallion Debt" has the meaning specified in Section 5.18.

     "Multiemployer Plan" means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding three calendar years, has made or been obligated to make contributions.

     "Note" means a promissory note made by the Borrower in favor of the Bank evidencing Loans made by the Bank, substantially in the form of Exhibit B.

     "Obligations" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding.

     "Organization Documents" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation with the secretary of state or other department in the state of its formation, in each case as amended from time to time.

     "Outstanding Amount" means (i) with respect to Loans on any date, the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of Loans, occurring on such date; and
(ii) with respect to any L/C Obligations on any date, the amount of such L/C Obligations on such date after giving effect to any L/C Credit Extension occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

     "Participant" has the meaning specified in Section 9.07.

     "PBGC" means the Pension Benefit Guaranty Corporation.

     "Pension Plan" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

     "Permitted Acquisition" means an Acquisition which meets each of the following conditions: (i) the prior, effective written consent or approval to such Acquisition of the shareholders or board of directors or equivalent governing body of the Acquired Business is obtained; (ii) the Acquired Business represents a line of business substantially the same, similar or, complementary to the lines of business carried on by the Borrower and its Subsidiaries on the date hereof; (iii) no proceeds of any Loan or Letter of Credit shall be used for purposes of such Acquisition, (iv) immediately before and after giving effect to such Acquisition, no Default or Event of Default shall exist, (iv) immediately before and after giving effect to such Acquisition, the Borrower shall be in compliance with the financial tests set forth in Section 7.13, (v) the Borrower shall have forwarded to the Bank such additional information regarding such Acquisition or the Acquired Business as the Bank shall have reasonably requested, and (vi) the Borrower shall have furnished to the Bank a certificate of its chief financial officer to the effect that the foregoing conditions are satisfied (such certificate to be accompanied by a computation of the financial tests set forth in Section 7.13 and to be satisfactory to the Bank in all respects).

     "Permitted Investment" means any investment authorized under the Investment Policy (whether or not such investment is maintained in safekeeping at the Borrower's third party investment manager), and any and all deposits in bank accounts.

     "Person" means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

     "Plan" means any "employee benefit plan" (as such term is defined in Section 3(3) of ERISA) established by the Borrower or any ERISA Affiliate.

     "Reportable Event" means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.

     "Request for Credit Extension" means (a) with respect to a Borrowing, conversion or continuation of Loans, a Borrowing Notice and (b) with respect to an L/C Credit Extension, a Letter of Credit Application.

     "Purchase Money Liens" has the meaning specified in Section 7.01(i).

     "Responsible Officer" means the president, chief financial officer, vice president-finance, treasurer or assistant treasurer of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

     "Restricted Payment" means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock of the Borrower or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or of any option, warrant or other right to acquire any such capital stock.

     "Restricted Lease" means any store lease of the Borrower or any Subsidiary which prohibits the grant by the Borrower or such Subsidiary to the Bank of a security interest in inventory or equipment (including fixtures) located at the property which is the subject of such lease.

     "Secured Obligations" has the meaning specified in the Security Agreement.

     "Security Agreement" means a security agreement substantially in the form of Exhibit D (as the same may be amended or modified from time to time).

     "Shareholders' Equity" means, as of any date of determination for the Borrower and its Subsidiaries on a consolidated basis, shareholders' equity as of that date determined in accordance with GAAP.

     "Subsidiary" of a Person means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise specified, all references herein to a "Subsidiary" or to "Subsidiaries" shall refer to a Subsidiary or Subsidiaries of the Borrower.

     "Swap Contract" means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

     "Swap Termination Value" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include the Bank).

     "Synthetic Lease Obligation" means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or
(b) an agreement for the use or possession of property creating obligations that do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

     "Type" means with respect to a Loan, its character as a Base Rate Loan or a Eurodollar Rate Loan.

     "Unfunded Pension Liability" means the excess of a Pension Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

     "Unreimbursed Amount" has the meaning set forth in Section 2.03(c)(i).

     1.02. OTHER INTERPRETIVE PROVISIONS. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

          (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

          (b) (i) The words "herein" and "hereunder" and words of similar import when used in any Loan Document shall refer to such Loan Document as a whole and not to any particular provision thereof.

               (ii) Article, Section, Exhibit and Schedule references are to the Loan Document in which such reference appears.

               (iii) The term "including" is by way of example and not limitation.

               (iv) The term "documents" includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form.

          (c) In the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including;" the words "to" and "until" each mean "to but excluding;" and the word "through" means "to and including."

          (d) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

     1.03. ACCOUNTING TERMS. (a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, except as otherwise specifically prescribed herein.

          (b) If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Bank shall so request, the Bank and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Bank); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the Bank the financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

     1.04. ROUNDING. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

     1.05. REFERENCES TO AGREEMENTS AND LAWS. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and
(b) references to any Law
shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Law.

                                   ARTICLE II
                      THE COMMITMENTS AND CREDIT EXTENSIONS

     2.01. LOANS. Subject to the terms and conditions set forth herein, the Bank severally agrees to make loans (each such loan, a "Loan") to the Borrower from time to time on any Business Day during the period from the Closing Date to the Maturity Date; provided, however, that after giving effect to any Borrowing, the aggregate Outstanding Amount of the Loans, plus the Outstanding Amount of all L/C Obligations, shall not exceed $15,000,000 (the foregoing commitment of the Bank, as the same may be adjusted pursuant to Section 2.05 being herein called the "Commitment"). Within the limits of the Commitment and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.06, and reborrow under this Section 2.01. Loans may be Base Rate Loans or Eurodollar Rate Loans, as further provided herein.

     2.02. BORROWINGS, CONVERSIONS AND CONTINUATIONS OF LOANS.

          (a) Each Borrowing, each conversion of Loans from one Type to the other, and each continuation of Loans as the same Type shall be made upon the Borrower's irrevocable notice to the Bank, which may be given by telephone. Each such notice must be received by the Bank not later than 12:00 noon, Chicago time, (i) three Business Days prior to the requested date of any Borrowing of, conversion to or continuation of Eurodollar Rate Loans or of any conversion of Eurodollar Rate Loans to Base Rate Loans, and
     (ii) on the requested date of any Borrowing of Base Rate Loans. Each such telephonic notice must be confirmed promptly by delivery to the Bank of a written Borrowing Notice, appropriately completed and signed by a Responsible Officer of the Borrower. Each Borrowing of, conversion to or continuation of Eurodollar Rate Loans shall be in a principal amount of $300,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing of or conversion to Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Each Borrowing Notice (whether telephonic or written) shall specify (i) whether the Borrower is requesting a Borrowing, a conversion of Loans from one Type to the other, or a continuation of Loans as the same Type, (ii) the requested date of the Borrowing, conversion or continuation, as the case may be (which shall be a Business Day), (iii) the principal amount of Loans to be borrowed, converted or continued, (iv) the Type of Loans to be borrowed or to which existing Loans are to be converted, and (v) if applicable, the duration of the Interest Period with respect thereto. If the Borrower fails to specify a Type of Loan in a Borrowing Notice or if the Borrower fails to give a timely notice requesting a conversion or continuation, then the applicable Loans shall be made or continued as, or converted to, Base Rate Loans. Any such automatic conversion to Base Rate Loans shall be effective as of the last day of the Interest Period then in effect with respect to the applicable Eurodollar Rate Loans. If the Borrower requests a Borrowing of, conversion to, or continuation of Eurodollar Rate Loans in any such

     Borrowing Notice, but fails to specify an Interest Period, it will be deemed to have specified an Interest Period of one month.

          (b) Upon satisfaction of the applicable conditions set forth in
     Section 4.02 (and, if such Borrowing is the initial Credit Extension,
     Section 4.01), the Bank shall make the proceeds of a Borrowing available to the Borrower either by (i) crediting the account of the Borrower on the books of the Bank with the amount of such funds or (ii) wire transfer of such funds, in each case in accordance with instructions provided to the Bank by the Borrower; provided, however, that if, on the date of the Borrowing there are L/C Borrowings outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such L/C Borrowings, and second, to the Borrower, as provided above.

          (c) Except as otherwise provided herein, a Eurodollar Rate Loan may be continued or converted only on the last day of the Interest Period for such Eurodollar Rate Loan. During the existence of a Default or Event of Default, no Loans may be requested as, converted to or continued as Eurodollar Rate Loans without the consent of the Bank, and the Bank may demand that any or all of the then outstanding Eurodollar Rate Loans be converted immediately to Base Rate Loans.

          (d) The Bank shall promptly notify the Borrower of the interest rate applicable to any Eurodollar Rate Loan upon determination of such interest rate. The determination of the Eurodollar Rate by the Bank shall be conclusive in the absence of manifest error. The Bank shall notify the Borrower of any change in the Bank's prime rate used in determining the Base Rate promptly following the public announcement of such change.

          (e) After giving effect to all Borrowings, all conversions of Loans from one Type to the other, and all continuations of Loans as the same Type, there shall not be more than 5 Interest Periods in effect with respect to Loans.

     2.03. LETTERS OF CREDIT.

          (a) The Letter of Credit Commitment.

               (i) Subject to the terms and conditions set forth herein, the Bank agrees, (1) from time to time on any Business Day during the period from the Closing Date until the Letter of Credit Expiration Date, to issue Letters of Credit for the account of the Borrower, and to amend or renew Letters of Credit previously issued by it, in accordance with subsection (b) below, and (2) to honor drafts under the Letters of Credit; provided that the Bank shall not be obligated to make any L/C Credit Extension with respect to any Letter of Credit, if as of the date of such L/C Credit Extension, (x) the Outstanding Amount of all L/C Obligations and all Loans would exceed the Commitment, or (y) the Outstanding Amount of the L/C Obligations would exceed the Letter of Credit Sublimit. Within the foregoing limits, and subject to the terms and conditions hereof, the Borrower's ability to obtain Letters of Credit shall be fully revolving, and accordingly the Borrower may, during the foregoing period, obtain Letters of Credit to replace Letters of Credit that have expired or that have been drawn upon and reimbursed.

               (ii) The Bank shall be under no obligation to issue any Letter of Credit if: (A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Bank from issuing such Letter of Credit, or any Law applicable to the Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Bank shall prohibit, or request that the Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Bank in good faith deems material to it; (B) subject to Section 2.03(b)(iii), the expiry date of such requested Letter of Credit would occur more than twelve months after the date of issuance or last renewal, unless the Bank has approved such expiry date; (C) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless the Bank has approved such expiry date; or (D) the issuance of such Letter of Credit would violate one or more policies of the Bank generally applicable to persons similarly situated to the Borrower.

               (iii) The Bank shall be under no obligation to amend any Letter of Credit if (A) the Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or (B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

          (b) Procedures for Issuance and Amendment of Letters of Credit; Auto-Renewal Letters of Credit.

               (i) Each Letter of Credit shall be issued or amended, as the case may be, upon the request of the Borrower delivered to the Bank in the form of a Letter of Credit Application, appropriately completed and signed by a Responsible Officer of the Borrower. Such L/C Application must be received by the Bank and the Bank not later than 12:00 noon, Chicago time, at least two Business Days (or such later date and time as the Bank may agree in a particular instance in its sole discretion) prior to the proposed issuance date or date of amendment, as the case may be. In the case of a request for an initial issuance of a Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Bank: (A) the proposed issuance date of the requested Letter of Credit (which shall be a Business Day); (B) the amount thereof; (C) the expiry date thereof; (D) the name and address of the beneficiary thereof; (E) the documents to be presented by such beneficiary in case of any drawing thereunder; (F) the full text of any certificate to be presented by such beneficiary in case of any drawing thereunder; and (G) such other matters as the Bank may require. In the case of a request for an amendment of any outstanding Letter of Credit, such Letter of Credit Application shall specify in form and detail satisfactory to the Bank
          (A) the Letter of Credit to be amended; (B) the proposed date of amendment thereof (which shall be a Business Day); (C) the nature of the proposed amendment; and (D) such other matters as the Bank may require.

               (ii) Promptly after receipt of any Letter of Credit Application, but subject to the terms and conditions hereof, the Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower or enter into the applicable amendment, as the case may be, in each case in accordance with the Bank's usual and customary business practices.

               (iii) If the Borrower so requests in any applicable Letter of Credit Application, the Bank will (subject to Section 2.03(a)(ii) hereof) agree to issue a Letter of Credit that has automatic renewal provisions (each, an "Auto-Renewal Letter of Credit"); provided that any such Auto-Renewal Letter of Credit must permit the Bank to prevent any such renewal at least once in each twelve-month period (commencing with the date of issuance of such Letter of Credit) by giving prior notice to the beneficiary thereof not later than a specified day (the "Nonrenewal Notice Date") in each such twelve-month period to be agreed upon at the time such Letter of Credit is issued. Notwithstanding anything to the contrary contained herein, the Bank shall have no obligation to permit the renewal of any Auto-Renewal Letter of Credit at any time. No Nonrenewal Notice of any Letter of Credit shall modify the drawing rights of the related beneficiary prior to the then stated expiry date of such Letter of Credit.

               (iv) Promptly after its delivery of any Letter of Credit or any amendment to a Letter of Credit to an advising bank with respect thereto or to the beneficiary thereof, the Bank will also deliver to the Borrower a true and complete copy of such Letter of Credit or amendment.

          (c) Drawings and Reimbursements; Funding of Participations.

               (i) Upon any drawing under any Letter of Credit, the Bank shall notify the Borrower thereof. Not later than 11:00 a.m., Chicago time, on the date of any payment by the Bank under a Letter of Credit (each such date, an "Honor Date"), the Borrower shall reimburse the Bank in an amount equal to the amount of such drawing. If the Borrower fails to so reimburse the Bank by such time, the Borrower shall be deemed to have requested a Base Rate Loan to be disbursed on the Honor Date in an amount equal to the Unreimbursed Amount, without regard to the minimum and multiples specified in Section 2.02 for the principal amount of Base Rate Loans, but subject to the amount of the unutilized portion of the Commitment and the conditions set forth in Section 4.02 (other than the delivery of a Borrowing Notice).

               (ii) With respect to any Unreimbursed Amount that is not fully refinanced by a Base Rate Loan because the conditions set forth in
          Section 4.02 cannot be satisfied or for any other reason, the Borrower shall be deemed to have incurred from the Bank an L/C Borrowing in the amount of the Unreimbursed Amount that is not so refinanced, which L/C Borrowing shall be due and payable on demand (together with interest) and shall bear interest at the Default Rate.

          (d) Obligations Absolute. The obligation of the Borrower to reimburse the Bank for each drawing under each Letter of Credit, and to repay each L/C Borrowing and each drawing under a Letter of Credit that is refinanced by a Borrowing of Loans, shall be absolute, unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following:

               (i) any lack of validity or enforceability of such Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

               (ii) the existence of any claim, counterclaim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of such Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting), the Bank or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by such Letter of Credit or any agreement or instrument relating thereto, or any unrelated transaction;

               (iii) any draft, demand, certificate or other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under such Letter of Credit;

               (iv) any payment by the Bank under such Letter of Credit against presentation of a draft or certificate that does not strictly comply with the terms of such Letter of Credit; or any payment made by the Bank under such Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of such Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Law; or

               (v) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, including any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower.

     The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower's instructions or other irregularity, the Borrower will immediately notify the Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Bank and its correspondents unless such notice is given as aforesaid.

          (e) Role of Bank. The Borrower agrees that, in paying any drawing under a Letter of Credit, the Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Bank-Related Person nor any of the respective correspondents, participants or assignees of the Bank shall be liable for (i) any action taken or omitted in the absence of gross negligence or willful misconduct; or (ii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Letter of Credit Application. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Bank-Related Person, nor any of the respective correspondents, participants or assignees of the Bank, shall be liable or responsible for any of the matters described in clauses (i) through (v) of Section 2.03(d); provided, however, that anything in such clauses to the contrary notwithstanding, the Borrower may have a claim against the Bank, and the Bank may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by the Bank's willful misconduct or gross negligence or the Bank's willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing, the Bank may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and the Bank shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

          (f) Cash Collateral. Upon the request of the Bank, (i) if the Bank has honored any full or partial drawing request under any Letter of Credit and such drawing has resulted in an L/C Borrowing, or (ii) if, as of the Letter of Credit

     Expiration Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, the Borrower shall immediately Cash Collateralize the then Outstanding Amount of all L/C Obligations (in an amount equal to such Outstanding Amount determined as of the date of such L/C Borrowing or the Letter of Credit Expiration Date, as the case may be).

          (g) Applicability of ISP98 and UCP. Unless otherwise expressly agreed by the Bank and the Borrower when a Letter of Credit is issued (including any such agreement applicable to an Existing Letter of Credit), (i) the rules of the "International Standby Practices 1998" published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of issuance) shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce (the "ICC") at the time of issuance (including the ICC decision published by the Commission on Banking Technique and Practice on April 6, 1998 regarding the European single currency (euro)) shall apply to each commercial Letter of Credit.

          (h) Letter of Credit Fees. The Borrower shall pay to the Bank a Letter of Credit fee for each Letter of Credit equal to the Applicable Margin for Eurodollar Rate Loans times the actual daily maximum amount available to be drawn under each such Letter of Credit. Such fee for each Letter of Credit shall be due and payable in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the issuance of such Letter of Credit, and on the Letter of Credit Expiration Date.

          (i) Documentary and Processing Charges Payable to Bank. The Borrower shall pay directly to the Bank for its own account the customary issuance, presentation, amendment and other processing fees, and other standard costs and charges, of the Bank relating to letters of credit as from time to time in effect. Such fees and charges are due and payable on demand and are nonrefundable.

          (j) Conflict with Letter of Credit Application. In the event of any conflict between the terms hereof and the terms of any Letter of Credit Application, the terms hereof shall control.

     2.04. PREPAYMENTS.

          (a) The Borrower may, upon notice to the Bank, at any time or from time to time voluntarily prepay Loans in whole or in part without premium or penalty; provided that (i) such notice must be received by the Bank not later than 12:00 noon, Chicago time, (A) three Business Days prior to any date of prepayment of Eurodollar Rate Loans, and (B) on the date of prepayment of Base Rate Loans; (ii) any prepayment of Eurodollar Rate Loans shall be in a principal amount of $300,000 or a whole multiple of $100,000 in excess thereof; and (iii) any prepayment of Base Rate Loans shall be in a principal amount of $100,000 or a whole multiple of $100,000 in excess thereof. Each such notice shall specify the date and amount of such prepayment and the Type(s) of

     Loans to be prepaid. If such notice is given by the Borrower, the Borrower shall make such prepayment and the payment amount specified in such notice shall be due and payable on the date specified therein. Any prepayment of a Eurodollar Rate Loan shall be accompanied by all accrued interest thereon, together with any additional amounts required pursuant to Section 3.05. If for any reason the Outstanding Amount of all Loans and L/C Obligations at any time exceeds the Commitment then in effect, the Borrower shall immediately prepay Loans and/or Cash Collateralize the L/C Obligations in an aggregate amount equal to such excess.

     2.05. REDUCTION OR TERMINATION OF COMMITMENTS. The Borrower may, upon notice to the Bank, terminate the Commitment, or permanently reduce the Commitment to an amount not less than the then Outstanding Amount of all Loans and L/C Obligations; provided that (i) any such notice shall be received by the Bank not later than 12:00 noon, Chicago time, three Business Days prior to the date of termination or reduction, and (ii) any such partial reduction shall be in an aggregate amount of $1,000,000 or any whole multiple of $100,000 in excess thereof. Once reduced in accordance with this Section, the Commitment may not be increased. All commitment fees accrued until the effective date of any termination of the Commitment shall be paid on the effective date of such termination.

     2.06. REPAYMENT OF LOANS. The Borrower shall repay to the Bank on the Maturity Date the aggregate principal amount of Loans outstanding on such date.

     2.07. INTEREST.

          (a) Subject to the provisions of subsection (b) below, (i) each Eurodollar Rate Loan shall bear interest on the outstanding principal amount thereof for each Interest Period at a rate per annum equal to the Eurodollar Rate for such Interest Period plus the Applicable Margin; and
     (ii) each Base Rate Loan shall bear interest on the outstanding principal amount thereof from the applicable borrowing date at a rate per annum equal to the Base Rate plus the Applicable Margin.

          (b) If any amount payable by the Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Furthermore, while any Event of Default exists or after acceleration, the Borrower shall pay interest on the principal amount of all outstanding Obligations at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

          (c) Interest on each Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

     2.08. FEES. In addition to certain fees described in subsections (i) and
(j) of Section 2.03:

          (a) Commitment Fee. The Borrower shall pay to the Bank, a commitment fee equal to the Applicable Commitment Fee Rate per annum times the actual daily amount by which the Commitment exceeds the aggregate Outstanding Amount of Loans and L/C Obligations. The commitment fee shall accrue at all times from the Closing Date until the Maturity Date and shall be due and payable quarterly in arrears on the last Business Day of each March, June, September and December, commencing with the first such date to occur after the Closing Date, and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears. The commitment fee shall accrue at all times, including at any time during which one or more of the conditions in
     Article IV is not met.

          (b) Bank's Upfront Fee. On the Closing Date, the Borrower shall pay to the Bank, an upfront fee of $20,000. Such upfront fee is for the credit facility committed by the Bank under this Agreement and is fully earned on the date paid. The upfront fee is nonrefundable.

     2.09. COMPUTATION OF INTEREST AND FEES. Interest on Base Rate Loans shall be calculated on the basis of a year of 365 or 366 days, as the case may be, and the actual number of days elapsed. Computation of all other types of interest and all fees shall be calculated on the basis of a year of 360 days and the actual number of days elapsed. Interest shall accrue on each Loan for the day on which the Loan is made, and shall not accrue on a Loan, or any portion thereof, for the day on which the Loan or such portion is paid, provided that any Loan that is repaid on the same day on which it is made shall bear interest for one day.

     2.10. EVIDENCE OF DEBT. The Credit Extensions made by the Bank shall be evidenced by one or more accounts or records maintained by the Bank in the ordinary course of business. The accounts or records maintained by the Bank shall be conclusive absent manifest error of the amount of the Credit Extensions made by the Bank to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans or L/C Obligations. In the event of any conflict between the accounts and records maintained by the Bank and the accounts and records of the Borrower in respect of such matters, the accounts and records of the Bank shall control in the absence of manifest error. Upon the request of the Bank, the Bank's Loans may be evidenced by a Note, in addition to such accounts or records. The Bank may attach schedules to its Note(s) and endorse thereon the date, Type (if applicable), amount and maturity of the applicable Loans and payments with respect thereto.

     2.11. PAYMENTS GENERALLY.

          (a) Except as provided in Section 3.01, all payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Bank, at the Bank's Payment Office in Dollars and in immediately available funds not later than 12:00 noon, Chicago time, on the date specified herein. All payments received by the Bank after 12:00 noon, Chicago time, shall be deemed received on the next succeeding Business Day and any applicable interest or fee shall continue to accrue.

          (b) Subject to the definition of "Interest Period," if any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

                                  ARTICLE III
                     TAXES, YIELD PROTECTION AND ILLEGALITY

     3.01. TAXES.

          (a) Any and all payments by the Borrower to or for the account of the Bank under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of the Bank, taxes imposed on or measured by its net income or overall gross receipts, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which the Bank, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and liabilities being hereinafter referred to as "Taxes"). If the Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to the Bank, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), the Bank receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, the Borrower shall furnish to the Bank (which shall forward the same to the Bank) the original or a certified copy of a receipt evidencing payment thereof.

          (b) In addition, the Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "Other Taxes").

          (c) If the Borrower shall be required to deduct or pay any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to the Bank, the Borrower shall also pay to the Bank, at the time interest is paid, such additional amount that the Bank specifies is necessary to preserve the after-tax yield (after factoring in all taxes, including taxes imposed on or measured by net income) the Bank would have received if such Taxes or Other Taxes had not been imposed.

          (d) The Borrower agrees to indemnify the Bank for (i) the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by the Bank, (ii) amounts payable under Section 3.01(c) and (iii) any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Payment under this subsection (d) shall be made within 30 days after the date the Bank makes a demand therefor.

          (e) If the Borrower pays any additional amount under this Section 3.01 to the Bank and the Bank determines in its sole discretion that it has actually received or realized in connection therewith any refund or any reduction of, or credit against, its tax liabilities in or with respect to the taxable year in which the additional amount is paid (a "Tax Benefit"), the Bank shall pay to Borrower an amount that the Bank shall, in its sole discretion, determine is equal to the net benefit, after tax, which was obtained by the Bank in such year as a consequence of such Tax Benefit; provided, however, that (i) the Bank may determine in its sole discretion consistent with the policies of the Bank whether to seek a Tax Benefit;
     (ii) any Taxes that are imposed on the Bank as a result of a disallowance or reduction (including through the expiration of any tax carryover or carryback of the Bank that otherwise would not have expired) of any Tax Benefit with respect to which the Bank has made a payment to the Borrower pursuant to this Section 3.01 shall be treated as a Tax for which the Borrower is obligated to indemnify pursuant to this Section 3.01 without any exclusions or defenses; (iii) nothing in this Section 3.01 shall require the Bank to disclose any confidential information to the Borrower (including, without limitation, its tax returns) and (iv) the Bank shall not be required to pay the Borrower any amounts pursuant to this Section
     3.01 at any time when a Default or Event of Default exists.

          (f) Any assignment by the Bank of any part of the Commitment or Obligations hereunder shall be subject to the provisions of Section 9.07(b).

     3.02. ILLEGALITY. If the Bank determines that any Law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for the Bank or its applicable Lending Office to make, maintain or fund Eurodollar Rate Loans, or to determine or charge interest rates based upon the Eurodollar Rate, then, on notice thereof by the Bank to the Borrower, any obligation of the Bank to make or continue Eurodollar Rate Loans or to convert Base Rate Loans to Eurodollar Rate Loans shall be suspended until the Bank notifies the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, the Borrower shall, upon demand from the Bank, prepay or, if applicable, convert all Eurodollar Rate Loans of the Bank to Base Rate Loans, either on the last day of the Interest Period thereof, if the Bank may lawfully continue to maintain such Eurodollar Rate Loans to such day, or immediately, if the Bank may not lawfully continue to maintain such Eurodollar Rate Loans. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted. The Bank agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Bank, otherwise be materially disadvantageous to the Bank.

     3.03. INABILITY TO DETERMINE RATES. If the Bank determines in connection with any request for a Eurodollar Rate Loan or a conversion to or continuation thereof that (a) Dollar deposits are not being offered to banks in the London interbank eurodollar market for the applicable amount and Interest Period of such Eurodollar Rate Loan, (b) adequate and reasonable means do not exist for determining the Eurodollar Rate for such Eurodollar Rate Loan, or (c) the Eurodollar Rate for such Eurodollar Rate Loan does not adequately and fairly reflect the cost to the Bank of funding such Eurodollar Rate Loan, the Bank will promptly notify the Borrower. Thereafter, the obligation of the Bank to make or maintain Eurodollar Rate Loans shall be suspended until the Bank revokes such notice. Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing, conversion or continuation of Eurodollar Rate Loans or, failing that, will be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

     3.04. INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY.

          (a) If the Bank determines that as a result of the introduction of or any change in or in the interpretation of any Law, or the Bank's compliance therewith, there shall be any increase in the cost to the Bank of agreeing to make or making, funding or maintaining Eurodollar Rate Loans or (as the case may be) issuing or participating in Letters of Credit, or a reduction in the amount received or receivable by the Bank in connection with any of the foregoing (excluding for purposes of this subsection (a) any such increased costs or reduction in amount resulting from (i) Taxes or Other Taxes (as to which Section 3.01 shall govern), (ii) changes in the basis of taxation of overall net income or overall gross income by the United States or any foreign jurisdiction or any political subdivision of either thereof under the Laws of which the Bank is organized or has its Lending Office, and (iii) reserve requirements utilized, as to Eurodollar Rate Loans, in the determination of the Eurodollar Rate), then from time to time upon demand of the Bank, the Borrower shall pay to the Bank such additional amounts as will compensate the Bank for such increased cost or reduction.

          (b) If the Bank determines that the introduction of any Law regarding capital adequacy or any change therein or in the interpretation thereof, or compliance by the Bank (or its Lending Office) therewith, has the effect of reducing the rate of return on the capital of the Bank or any corporation controlling the Bank as a consequence of the Bank's obligations hereunder (taking into consideration its policies with respect to capital adequacy and the Bank's desired return on capital), then from time to time upon demand of the Bank (with a copy of such demand to the Bank), the Borrower shall pay to the Bank such additional amounts as will compensate the Bank for such reduction.

     3.05. FUNDING LOSSES. Upon demand of the Bank from time to time, the Borrower shall promptly compensate the Bank for and hold the Bank harmless from any loss, cost or expense incurred by it as a result of:

          (a) any continuation, conversion, payment or prepayment of any Loan other than a Base Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

          (b) any failure by the Borrower (for a reason other than the failure of the Bank to make a Loan) to prepay, borrow, continue or convert any Loan other than a Base Rate Loan on the date or in the amount notified by the Borrower;

including any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. The Borrower shall also pay any customary administrative fees charged by the Bank in connection with the foregoing.

     For purposes of calculating amounts payable by the Borrower to the Bank under this Section 3.05, the Bank shall be deemed to have funded each Eurodollar Rate Loan made by it at the Eurodollar Rate for such Loan by a matching deposit or other borrowing in the London interbank eurodollar market for a comparable amount and for a comparable period, whether or not such Eurodollar Rate Loan was in fact so funded.

     3.06. MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION. A certificate of the Bank claiming compensation under this Article III and setting forth in reasonable detail the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods. Before giving any notice to the Borrower under this Section, the Bank shall designate a different Lending Office with respect to its Eurodollar Rate Loans if such designation will avoid the need for claiming compensation pursuant to
Section 3.04 and will not, in the judgment of the Bank, be illegal or otherwise disadvantageous to the Bank.

     3.07. SURVIVAL. All of the Borrower's obligations under this Article III shall survive termination of the Commitment and repayment of all other Obligations.

                                   ARTICLE IV
                    CONDITIONS PRECEDENT TO CREDIT EXTENSIONS

     4.01. CONDITIONS OF INITIAL CREDIT EXTENSION. The obligation of the Bank to make its initial Credit Extension hereunder is subject to satisfaction of the following conditions precedent:

          (a) Unless waived by the Bank, the Bank's receipt of the following, each of which shall be originals or facsimiles (followed promptly by originals) unless otherwise specified, each properly executed by a Responsible Officer of the signing Loan Party, each dated the Closing Date (or, in the case of certificates of governmental officials, a recent date before the Closing Date) and each in form and substance satisfactory to the Bank and its legal counsel:

               (i) executed counterparts of this Agreement, the Security Agreement and the Guaranty, sufficient in number for distribution to the Bank and the Borrower;

               (ii) a Note executed by the Borrower in favor of the Bank in a principal amount equal to the Bank's Commitment;

               (iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Bank may require to establish the identities of and verify the authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Loan Party is a party;

               (iv) such evidence as the Bank may reasonably require to verify that each Loan Party is duly organized or formed, validly existing, in good standing and qualified to engage in business in each jurisdiction in which it is required to be qualified to engage in business, including certified copies of each Loan Party's Organization Documents, certificates of good standing and/or qualification to engage in business;

               (v) UCC and other Filings. Acknowledgment copies or stamped receipt copies of all UCC-l financing statements filed, registered or recorded to perfect the security interests of the Bank, or other evidence satisfactory to the Bank that there has been or will be filed, registered or recorded all financing statements and other filings, registrations and recordings necessary and advisable to perfect the Liens of the Bank in accordance with applicable law;

               (vi) Lien searches. Written advice relating to such Lien and judgment searches as the Bank shall have requested, and such termination statements or other documents as may be necessary to confirm that the Collateral is subject to no other Liens in favor of any Persons (other than Liens permitted hereunder);

               (vii) Delivery of Stock Certificates and Instruments. All certificates and instruments representing the Collateral pledged to the Bank (including share certificates representing the capital stock of Subsidiaries of the Borrower together with stock transfer powers executed in blank;

               (viii) A duly completed Compliance Certificate for the fiscal quarter most recently ended;

               (ix) evidence that the Bank has been designated as "loss payee" on the insurance policies maintained pursuant to the Security Agreement;

               (x) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and
          (b) have been satisfied, and (B) that there has been no event or circumstance since the date of the Audited Financial Statements which has or could be reasonably expected to have a Material Adverse Effect;

               (xi) an opinion of counsel to each Loan Party substantially in the form of Exhibit F; and

               (xii) such other assurances, certificates, documents, consents or opinions as the Bank reasonably may require.

          (b) Any fees required to be paid on or before the Closing Date shall have been paid.

          (c) Unless waived by the Bank, the Borrower shall have paid all Attorney Costs of the Bank to the extent invoiced prior to or on the Closing Date, plus such additional amounts of Attorney Costs as shall constitute its reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Bank).

     4.02. CONDITIONS TO ALL CREDIT EXTENSIONS. The obligation of the Bank to honor any Request for Credit Extension is subject to the following conditions precedent:

          (a) The representations and warranties of the Borrower contained in
     Article V, or which are contained in any document furnished at any time under or in connection herewith, shall be true and correct in all material respects on and as of the date of such Credit Extension, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct as of such earlier date.

          (b) No Default or Event of Default shall exist, or would result from such proposed Credit Extension.

          (c) The Bank shall have received a Request for Credit Extension in accordance with the requirements hereof.

     Each Request for Credit Extension submitted by the Borrower shall be deemed to be a representation and warranty that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Credit Extension.

                                   ARTICLE V
                         REPRESENTATIONS AND WARRANTIES

     The Borrower represents and warrants to the Bank that:

     5.01. EXISTENCE, QUALIFICATION AND POWER; COMPLIANCE WITH LAWS. Each Loan Party (a) is a corporation, partnership or limited liability company duly organized or formed, validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents to which it is a party, (c) is duly qualified and is licensed and in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license, and (d) is in compliance with all Laws, except in each case referred to in clause (c) or this clause (d), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.

     5.02. AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person's Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any material Contractual Obligation to which such Person is a party or any order, injunction, writ or decree of any Governmental Authority to which such Person or its property is subject; or (c) violate any Law.

     5.03. GOVERNMENTAL AUTHORIZATION. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for UCC filings or recordings necessary to perfect any Lien in favor of the Bank securing any of the Obligations.

     5.04. BINDING EFFECT. This Agreement has been, and each other Loan Document, when delivered hereunder, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

     5.05. FINANCIAL STATEMENTS; NO MATERIAL ADVERSE EFFECT.

          (a) The Audited Financial Statements (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby (except as otherwise expressly noted therein); (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness.

          (b) Since the date of the Audited Financial Statements, there has been no event or circumstance that has had or could reasonably be expected to have a Material Adverse Effect.

     5.06. LITIGATION. Except as specifically disclosed in Schedule 5.06, there are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Borrower after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Borrower or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) if determined adversely, would reasonably be expected to have a Material Adverse Effect.

     5.07. NO DEFAULT. Neither the Borrower nor any Subsidiary is in default under or with respect to any Contractual Obligation that would be reasonably expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

     5.08. OWNERSHIP OF PROPERTY; LIENS. Each of the Borrower and its Subsidiaries has good record and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. As of the Closing Date, the property of the Borrower and its Subsidiaries is subject to no Liens, other than Liens permitted by Section 7.01.

     5.09. ENVIRONMENTAL COMPLIANCE. The Borrower and its Subsidiaries believe they are in substantial compliance in all material respects with existing Environmental Laws and claims alleging potential liability or responsibility for violation of any Environmental Law on their respective businesses, operations and properties, and as a result thereof the Borrower has reasonably concluded that, except as specifically disclosed in Schedule 5.09, such Environmental Laws and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     5.10. INSURANCE. Except as otherwise permitted under Section 6.07, the properties of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Borrower or its Subsidiaries operate.

     5.11. TAXES. The Borrower and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Borrower or any Subsidiary that would, if made, have a Material Adverse Effect.

     5.12. ERISA COMPLIANCE.

          (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the best knowledge of the Borrower, nothing has occurred which would prevent, or cause the loss of, such qualification. The Borrower and each ERISA Affiliate have made all required contributions to each Plan subject to Section 412 of the Code, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.

          (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could be reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

          (c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

     5.13. SUBSIDIARIES. As of the Closing Date, the Borrower has no Subsidiaries other than those specifically disclosed in Part (a) of Schedule
5.13 and has no equity investments in any other corporation or entity other than those specifically disclosed in Part (b) of Schedule 5.13.

     5.14. MARGIN REGULATIONS; INVESTMENT COMPANY ACT; PUBLIC UTILITY HOLDING COMPANY ACT.

          (a) The Borrower is not engaged and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock.

          (b) None of the Borrower, any Person controlling the Borrower, or any Subsidiary (i) is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, or (ii) is or is required to be registered as an "investment company" under the Investment Company Act of 1940.

     5.15. DISCLOSURE. No statement, information, report, representation, or warranty made by any Loan Party in any Loan Document or furnished to the Bank by or on behalf of any Loan Party in connection with any Loan Document contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     5.16. INTELLECTUAL PROPERTY; LICENSES, ETC. The Borrower and its Subsidiaries own, or possess the right to use, all of the trademarks, service marks, trade names, copyrights, patents, patent rights, franchises, licenses and other intellectual property rights (collectively, "IP Rights") that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person. To the best knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as specifically disclosed in Schedule 5.16, no claim or litigation regarding any of the foregoing is pending or, to the best knowledge of the Borrower, threatened, and to the knowledge of the Borrower, no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, proposed, which, in either case, would reasonably be expected to have a Material Adverse Effect.

     5.17. SECURITY AGREEMENT. The representations and warranties in the Security Agreement are true and correct.

     5.18. MEDALLION DEBT. The Borrower has repaid all Indebtedness to (and terminated all credit facilities with) Medallion Capital (the "Medallion Debt").

     5.19. INVESTMENT POLICY. Attached hereto as Schedule 5.19 is a true and correct copy of the Investment Policy of the Board of Directors of the Borrower.

     5.20. RESTRICTED LEASES. Not more than 25% of the store leases of the Borrower and its Subsidiaries comprise Restricted Leases. The aggregate fair market value of all inventory and equipment (including fixtures) subject to all Restricted Leases does not exceed $800,000 in the case of inventory or $1,600,000 in the case of equipment (including fixtures).

                                   ARTICLE VI
                              AFFIRMATIVE COVENANTS

     So long as the Bank shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, 6.03 and 6.11) cause each Subsidiary to:

     6.01. FINANCIAL STATEMENTS. Deliver to the Bank, in form and detail satisfactory to the Bank:

          (a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Borrower (or such shorter period, if any, required by law for the filing of financial statements with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal year, and the related consolidated statements of income or operations, shareholders' equity and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, audited and accompanied by a report and opinion of an independent certified public accountant of nationally recognized standing, which report and opinion shall be prepared in accordance with GAAP and shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions not reasonably acceptable to the Bank; and

          (b) as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Borrower (or such shorter period, if any, required by law for the filing of financial statements with the SEC), a consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated statements of income or operations, and cash flows for such fiscal quarter and for the portion of the Borrower's fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations and cash flows of the Borrower and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes.

     6.02. CERTIFICATES; OTHER INFORMATION. Deliver to the Bank, in form and detail satisfactory to the Bank:

          (a) concurrently with the delivery of the financial statements referred to in Section 6.01(a), commencing with its fiscal year ending in 2003, a certificate of its independent certified public accountants certifying such financial statements and stating that in making the examination necessary therefor no knowledge was obtained of any Default or Event of Default under the financial covenants set forth herein or, if any such Default or Event of Default shall exist, stating the nature and status of such event;

          (b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower;

          (c) promptly after any request by the Bank, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Borrower by independent accountants in connection with the accounts or books of the Borrower or any Subsidiary, or any audit of any of them;

          (d) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Borrower, and copies of all annual, regular, periodic and special reports and registration statements which the Borrower may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the Bank pursuant hereto (excluding, however, from the foregoing item 9 of form 8-K so long as such item is not material); and

          (e) promptly, such additional information regarding the business, financial or corporate affairs of the Borrower or any Subsidiary as the Bank may from time to time reasonably request.

     6.03. NOTICES. PROMPTLY NOTIFY THE BANK:

          (a) of the occurrence of any Default or Event of Default;

          (b) of any matter that has resulted or may be reasonably expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Borrower or any Subsidiary, including pursuant to any applicable Environmental Laws;

          (c) of any litigation, investigation or proceeding affecting any Loan Party in which the amount involved exceeds the $500,000, or in which injunctive relief or similar relief is sought, which relief, if granted, could reasonably be expected to have a Material Adverse Effect;

          (d) of the occurrence of any ERISA Event;

          (e) of any material change in accounting policies or financial reporting practices by the Borrower or any Subsidiary; and

     Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement or other Loan Document that have been breached.

     6.04. PAYMENT OF OBLIGATIONS. Pay and discharge as the same shall become due and payable, all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and adequate reserves in accordance with GAAP are being maintained by the Borrower or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

     6.05. PRESERVATION OF EXISTENCE, ETC. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization.

     6.06. MAINTENANCE OF PROPERTIES. Except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (a) maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted, (b) make all necessary repairs thereto and renewals and replacements thereof; (c) use the standard of care typical in the industry in the operation and maintenance of its facilities, (d) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business (other than in a transaction permitted by Section 7.04 or 7.05); and (e) preserve or renew all of its registered patents, trademarks, trade names and service marks.

     6.07. MAINTENANCE OF INSURANCE. Maintain with financially sound and reputable insurance companies not Affiliates of the Borrower, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; provided that, the foregoing will not prevent insurance from being obtained from any affiliate of The St. Paul Companies or prevent the Borrower or any Subsidiary from utilizing a "captive" insurance company to insure warranty claims or any other risks which would otherwise be retained by the Borrower or any such Subsidiary.

     6.08. COMPLIANCE WITH LAWS. Comply in all material respects with the requirements of all Laws applicable to it or to its business or property, except in such instances in which (i) such requirement of Law is being contested in good faith or a bona fide dispute exists with respect thereto; or (ii) the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.

     6.09. BOOKS AND RECORDS. (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower or such Subsidiary, as the case may be; and
(b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Borrower or such Subsidiary, as the case may be.

     6.10. INSPECTION RIGHTS. Permit representatives and independent contractors of the Bank and the Bank to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when an Event of Default exists the Bank (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the Borrower at any time during normal business hours and without advance notice.

     6.11. COMPLIANCE WITH ERISA. Do, and cause each of its ERISA Affiliates to do, each of the following: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state law; (b) cause each Plan which is qualified under Section 401(a) of the Code to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.

     6.12. USE OF PROCEEDS. Use the proceeds of the Credit Extensions (i) to refinance Indebtedness, and (ii) for working capital, capital expenditures and other purposes not in contravention of any Law or of any Loan Document (it being explicitly understood, however, that no proceeds of any Credit Extension shall be used for any Acquisition, or for any Restricted Payment, or for any Investment in any Foreign Subsidiary).

     6.13. GUARANTY OF DOMESTIC SUBSIDIARIES. Cause each Domestic Subsidiary (present and future) to execute and deliver to the Bank the Guaranty and Security Agreement (accompanied by such supporting documents as the Bank shall require). Without limitation of the foregoing, the Borrower (i) shall grant and cause each of its Domestic Subsidiaries to grant to the Bank, as security for the Secured Obligations, a first Lien upon all assets of every description (whether now or hereafter existing or acquired) of the Borrower and its Domestic Subsidiaries (other than Excluded Assets) and (ii) at its expense, execute and deliver and cause to be executed and delivered to the Bank such security agreements, pledge agreements, mortgages, UCC financing statements, stock or bond powers, waivers and consents, and other documents, as the Bank shall request, and take such further action as may be required under applicable law, or as the Bank may request, in order to grant, preserve, protect and perfect the validity and first priority of the security interests created pursuant to the Collateral Documents.

                                  ARTICLE VII
                               NEGATIVE COVENANTS

     So long as the Bank shall have any Commitment hereunder, any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall not, nor shall it permit any Subsidiary to, directly or indirectly:

     7.01. LIENS. Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

          (a) Liens pursuant to any Loan Document;

          (b) Liens existing on the date hereof and listed on Schedule 7.01 and any renewals or extensions thereof, provided that the property covered thereby is not increased and any renewal or extension of the obligations secured or benefited thereby is permitted by Section 7.03(b);

          (c) Liens for taxes or other governmental levies not yet due or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

          (d) carriers', warehousemen's, mechanics', materialmen's, repairmen's or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 30 days or which are being contested in good faith and by appropriate proceedings, if adequate reserves with respect thereto are maintained on the books of the applicable Person in accordance with GAAP;

          (e) pledges or deposits in the ordinary course of business in connection with workers' compensation, unemployment insurance and other social security legislation, other than any Lien imposed by ERISA;

          (f) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

          (g) easements, rights-of-way, restrictions and other similar encumbrances affecting real property which, in the aggregate, are not substantial in amount, and which do not in any case materially detract from the value of the property subject thereto or materially interfere with the ordinary conduct of the business of the applicable Person;

          (h) Liens securing judgments for the payment of money in an aggregate amount not in excess of the $250,000 (except to the extent covered by independent third-party insurance as to which the insurer has acknowledged in writing its obligation to cover), unless any such judgment remains undischarged for a period of more than 30 consecutive days during which execution is not effectively stayed;

          (i) Liens securing Indebtedness (other than Indebtedness in respect of surety bonds) permitted under Section 7.03(e) (collectively, "Purchase Money Liens"); provided that (i) such Liens do not at any time encumber any property other than the property financed by such Indebtedness and (ii) the Indebtedness secured thereby does not exceed the cost or fair market value, whichever is lower, of the property being acquired on the date of acquisition; and

          (j) Liens on property or assets acquired pursuant to a Permitted Acquisition, or on property or assets of a Subsidiary of the Borrower in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition, provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 7.03(e), and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries.

     7.02. INVESTMENTS. Make any Investments, except:

          (a) Investments other than those permitted by subsections (b) through
     (h) that are existing on the date hereof and listed on Schedule 7.02;

          (b) Investments held by the Borrower or such Subsidiary in the form of Permitted Investments;

          (c) advances to officers, directors and employees of the Borrower and Subsidiaries in an aggregate amount not to exceed $50,000 at any time outstanding, for travel, entertainment, relocation and analogous ordinary business purposes;

          (d) Investments of the Borrower or any Subsidiary in the Borrower or another Subsidiary; provided that the aggregate of all Investments in all Foreign Subsidiaries shall not exceed $5,000,000;

          (e) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;

          (f) Guaranty Obligations permitted by Section 7.03;

          (g) Permitted Acquisitions;

          (h) any note or deferred payment obligation received in connection with any Disposition permitted under Section 7.05; and

          (i) additional Investments not exceeding $2,500,000 in the aggregate for all such Investments.

     7.03. INDEBTEDNESS. Create, incur, assume or suffer to exist any Indebtedness, except:

          (a) Indebtedness under the Loan Documents;

          (b) Indebtedness outstanding on the date hereof and listed on Schedule
     7.03 and any refinancings, refundings, renewals or extensions thereof; provided that the amount of such Indebtedness is not increased at the time of such refinancing, refunding, renewal or extension except by an amount equal to a reasonable premium or other reasonable amount paid, and fees and expenses reasonably incurred, in connection with such refinancing and by an amount equal to any existing commitments unutilized thereunder;

          (c) Guaranty Obligations of the Borrower or any Subsidiary in respect of Indebtedness otherwise permitted hereunder of the Borrower or any wholly-owned Subsidiary;

          (d) obligations (contingent or otherwise) of the Borrower or any Subsidiary existing or arising under any Swap Contract, provided that (i) such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a "market view;" and (ii) such Swap Contract does not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; and

          (e) Indebtedness incurred after the date hereof in respect of capital leases, Synthetic Lease Obligations, purchase money obligations for fixed or capital assets, and surety bonds or assumed in connection with a Permitted Acquisition; provided, however, that the aggregate amount of all such Indebtedness not exceed $7,500,000 at any one time outstanding.

          (f) Indebtedness of the Borrower or any Subsidiary to any Subsidiary or the Borrower, provided, that the aggregate of all Investments in all Foreign Subsidiaries shall not exceed $5,000,000.

     7.04. FUNDAMENTAL CHANGES. Merge, consolidate with or into, or (except for the sale of inventory in the ordinary course of business) convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of the assets of Borrower and its Subsidiaries as a whole (whether now owned or hereafter acquired) to or in favor of any Person, except that, so long as no Default or Event of Default exists or would result therefrom:

          (a) any Subsidiary may merge with (i) the Borrower, provided that the Borrower shall be the continuing or surviving Person, or (ii) any one or more Subsidiaries, provided that when any wholly-owned Subsidiary is merging with another Subsidiary that is not wholly-owned, the wholly-owned Subsidiary shall be the continuing or surviving Person; and

          (b) any Subsidiary may sell all or substantially all of its assets (upon voluntary liquidation or otherwise), to the Borrower or to another Subsidiary; provided that if the seller in such a transaction is a wholly-owned Subsidiary, then the purchaser must also be a wholly-owned Subsidiary; and

          (c) Any Permitted Acquisition may be consummated as a merger or consolidation with the Borrower or Subsidiary; provided that any such Subsidiary is a wholly owned Subsidiary upon consummation of such Permitted Acquisition.

     7.05. DISPOSITIONS. Make any Disposition or enter into any agreement to make any Disposition, except:

          (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

          (b) Dispositions of inventory and other property in the ordinary course of business;

          (c) Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property or
     (iii) the board of directors or senior management of the Borrower or such Subsidiary has determined in good faith that the failure to replace such property will not be detrimental to the business of the Borrower or such Subsidiary;

          (d) Dispositions of property by any Subsidiary or the Borrower to the Borrower or to a Subsidiary; provided that the aggregate of all Investments in all Foreign Subsidiaries shall not exceed $5,000,000;

          (e) Dispositions permitted by Section 7.04;

          (f) licenses of IP rights in the ordinary course of business; and

          (g) Dispositions of cash, cash equivalents or other assets (i) in payment for services, inventory, materials or other rights, assets or benefits not otherwise prohibited to be paid for under this Agreement, (ii) in connection with Investments permitted under Section 7.02, (iii) in payment of any Indebtedness permitted under Section 7.03 (iv) in connection with the making of any Restricted Payment permitted under Section 7.07, or (v) for any other purposes to the extent not exceeding $1,000,000 in value in the aggregate.

it being understood, that any Disposition pursuant to clauses (a) through (f) shall be for fair market value, and that if no Default or Event of Default then exists, the Bank will release any Lien it has on any property subject to any Disposition described in clauses (a) through (g) above.

     7.06. LEASE OBLIGATIONS. Create or suffer to exist any obligations for the payment of rent for any property under lease or agreement to lease, except:

          (a) leases in existence on the date hereof and listed on Schedule 7.06, and any renewal, extension or refinancing thereof; and

          (b) operating leases (other than those constituting Synthetic Lease Obligations) entered into or assumed by the Borrower or any Subsidiary after the date hereof in the ordinary course of business;

          (c) capital leases and Synthetic Lease Obligations to the extent permitted by Section 7.03.

     7.07. RESTRICTED PAYMENTS. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, unless each of the following conditions is satisfied:

          (a) immediately before and after giving effect thereto, the Borrower is in compliance with the financial tests set forth in Section 7.13 and no Default or Event of Default shall exist,

          (b) no proceeds of any Loan are used to make such Restricted Payment,

          (c) any shares of stock of the Borrower which are repurchased shall be retired concurrently with such repurchase,

          (d) immediately after giving effect to any repurchase of shares of the capital stock of the Borrower, the aggregate of all non-restricted and unencumbered short-term Permitted Investment within the United States of America of the Borrower and its Subsidiaries (other than restrictions or Liens in favor of the Bank) shall not be less than $20,000,000, and

          (e) the Borrower shall have delivered to the Bank a certificate of its chief financial officer to the effect that the forgoing conditions are satisfied (such certificate to be accompanied by a computation of the financial tests set forth in Section 7.13 and to be satisfactory to the
     Bank).

     7.08. ERISA. At any time engage in a transaction which would be subject to
Section 4069 or 4212(c) of ERISA, or permit any Plan to (a) engage in any non-exempt

"prohibited transaction" (as defined in Section 4975 of the Code); (b) fail to comply with ERISA or any other applicable Laws; or (c) incur any material "accumulated funding deficiency" (as defined in Section 302 of ERISA), which, with respect to each event listed above, would reasonably be expected to have a Material Adverse Effect.

     7.09. CHANGE IN NATURE OF BUSINESS. Engage in any material line of business which is not substantially the same, similar to or complementary to those lines of business conducted by the Borrower and its Subsidiaries on the date hereof.

     7.10. TRANSACTIONS WITH AFFILIATES. Enter into any transaction of any kind with any Affiliate of the Borrower, other than arm's-length transactions with Affiliates that are otherwise permitted hereunder.

     7.11. BURDENSOME AGREEMENTS. Enter into any Contractual Obligation that limits the ability (a) of any Subsidiary to make Restricted Payments to the Borrower or to otherwise transfer property to the Borrower or (b) of the Borrower or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person, except with respect to inventory and equipment (including fixtures), (i) pursuant to a Restricted Lease (so long as the terms thereof are customary for similarly situated stores) or (ii) pursuant to Purchase Money Liens permitted in Section 7.01(i).

     7.12. USE OF PROCEEDS. Use the proceeds of any Credit Extension, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) in violation of the provisions of Regulation U of the FRB, or (ii) for the purpose of any Acquisition, or for any Restricted Payment, or for any Investment in any Foreign Subsidiary.

     7.13. FINANCIAL COVENANTS.

          (a) CONSOLIDATED NET WORTH. Permit Consolidated Net Worth as of the end of any fiscal quarter of the Borrower to be less than the sum of (a) $40,000,000 plus (b) an amount equal to 50% of the Consolidated Net Income earned in each fiscal quarter ending after December 28, 2002 (with no deduction for a net loss in any such fiscal quarter).

          (b) CONSOLIDATED FIXED CHARGE COVERAGE RATIO. Permit the Consolidated Fixed charge Coverage Ratio as of the end of any fiscal quarter set forth below to be less than the ratio applicable to such quarter, as follows:

                 Quarter Ending                                        Ratio
                 --------------                                        -----
         March, 2003                                                   1.50:1

         June, 2003 and thereafter                                     1.25:1

          (c) LEVERAGE RATIO. Permit the Consolidated Leverage Ratio as of the end of any fiscal quarter set forth below to exceed the ratio applicable to such quarter, as follows:

                 Quarter Ending                                        Ratio
                 --------------                                        -----
         March, 2003 thru September, 2003                              3.50:1

         December, 2003 thru September, 2004                           3.25:1

         December, 2004  and thereafter                                3.00:1

          (d) LIQUIDITY. Not permit the aggregate of all non-restricted and unencumbered short-term Permitted Investments within the United States of America of the Borrower and its Subsidiaries (other than restrictions or Liens in favor of the Bank) to be less than $15,000,000 at any time.

                                  ARTICLE VIII
                         EVENTS OF DEFAULT AND REMEDIES

     8.01. EVENTS OF DEFAULT. Any of the following shall constitute an Event of
Default:

          (a) Non-Payment. The Borrower fails to pay (i) any amount of principal of any Loan or any L/C Obligation, or (ii) within 3 Business Days after the same becomes due, any interest on any Loan or on any L/C Obligation, or any commitment or other fee due hereunder, or (iii) within five days after the same becomes due, any other amount payable hereunder or under any other Loan Document; or

          (b) Specific Covenants. The Borrower fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05, 6.10 or 6.12 or Article VII; or

          (c) Other Defaults. Any Loan Party fails to perform or observe any other covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document on its part to be performed or observed and such failure continues for 30 days; or

          (d) Representations and Warranties. Any representation or warranty made or deemed made by the Borrower or any other Loan Party herein, in any other Loan Document, or in any document delivered in connection herewith or therewith proves to have been incorrect in any material respect when made or deemed made; or

          (e) Cross-Default. (i) The Borrower or any Subsidiary (A) fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Indebtedness or Guaranty Obligation (other than Indebtedness hereunder and Indebtedness under Swap Contracts) having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than the $500,000, or
     (B) fails to observe or perform any other agreement or condition relating to any such Indebtedness or Guaranty Obligation or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness or the beneficiary or beneficiaries of such Guaranty Obligation (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause (after the expiration of any applicable cure period) such Indebtedness to be demanded or to become due or to be repurchased or redeemed (automatically or otherwise) prior to its stated maturity, or such Guaranty Obligation to become payable or cash collateral in respect thereof to be demanded; or (ii) there occurs under any Swap Contract an Early Termination Date (as defined in such Swap Contract) resulting from (A) any event of default under such Swap Contract as to which the Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (B) any Termination Event (as so defined) under such Swap Contract as to which the Borrower or any Subsidiary is an Affected Party (as so defined) and, in either event, the Swap Termination Value owed by the Borrower or such Subsidiary as a result thereof is greater than the $500,000; or

          (f) Insolvency Proceedings, Etc. Any Loan Party or any of its Subsidiaries institutes or consents to the institution of any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed without the application or consent of such Person and the appointment continues undischarged or unstayed for 60 calendar days; or any proceeding under any Debtor Relief Law relating to any such Person or to all or any part of its property is instituted without the consent of such Person and continues undismissed or unstayed for 60 calendar days, or an order for relief is entered in any such proceeding; or

          (g) Inability to Pay Debts; Attachment. (i) The Borrower or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due, or (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within 30 days after its issue or levy; or

          (h) Judgments. There is entered against the Borrower or any Subsidiary
     (i) a final judgment or order for the payment of money in an aggregate amount exceeding the $500,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage), or (ii) any non-monetary final judgment that has, or could reasonably be expected to have, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of twenty consecutive days during which a stay of enforcement of such judgment, by reason of a pending appeal or otherwise, is not in effect; or

          (i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of the $500,000, or (ii) the Borrower or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of the $500,000; or

          (j) Invalidity of Loan Documents. Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement of the Bank or satisfaction in full of all the Obligations, ceases to be in full force and effect, or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Loan Party denies that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind any Loan Document; or

          (k) Change of Control. There occurs any Change of Control; or

          (l) Guarantor Defaults. Any Guarantor fails in any material respect to perform or observe any term, covenant or agreement in the Guaranty; or the Guaranty is for any reason partially (including with respect to future advances) or wholly revoked or invalidated, or otherwise ceases to be in full force and effect, or any Guarantor or any other Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder; or any event described at subsections (f) or (g) of this Section occurs with respect to any Guarantor; or

          (m) Collateral. Any security interest purported to be created by any Collateral Document shall cease to be, or shall be asserted by the Borrower or any of its Subsidiaries not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement or such Collateral Document) security interest in any material portion of the securities, assets or properties covered thereby, except to the extent that any such loss of perfection or priority results from the failure of the Bank to maintain possession of certificates representing securities pledged under the Pledge Agreement.

     8.02. REMEDIES UPON EVENT OF DEFAULT. Upon the occurrence and during the continuance of an Event of Default, the Bank shall or may,

          (a) declare the commitment of the Bank to make Loans and any obligation of the Bank to make L/C Credit Extensions to be terminated, whereupon such commitments and obligation shall be terminated;

          (b) declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower;

          (c) require that the Borrower Cash Collateralize the L/C Obligations (in an amount equal to the then Outstanding Amount thereof); and

          (d) exercise all rights and remedies available to it under the Loan Documents or applicable law;

provided, however, that upon the occurrence of any event specified in subsection
(f) of Section 8.01, the obligation of the Bank to make Loans and any obligation of the Bank to make L/C Credit Extensions shall automatically terminate, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, and the obligation of the Borrower to Cash Collateralize the L/C Obligations as aforesaid shall automatically become effective, in each case without further act of the Bank.

                                   ARTICLE IX
                                  MISCELLANEOUS

     9.01. AMENDMENTS, ETC. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Bank and the Borrower or the applicable Loan Party, as the case may be, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

     9.02. NOTICES AND OTHER COMMUNICATIONS; FACSIMILE COPIES.

          (a) General. Unless otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including by facsimile transmission) and mailed, faxed or delivered, to the address, facsimile number or (subject to subsection (c) below) electronic mail address specified for notices on Schedule 9.02; or, in the case of the Borrower or the Bank to such other address as shall be designated by such party in a notice to the other. All such notices and other communications shall be deemed to be given or made upon the earlier to occur of (i) actual receipt by the intended recipient and (ii) (A) if delivered by hand or by courier, when signed for by the intended recipient;
     (B) if delivered by mail, four Business Days after deposit in the mails, postage prepaid; (C) if delivered by facsimile, when sent and receipt has been confirmed by telephone; and (D) if delivered by electronic mail (which form of delivery is subject to the provisions of subsection (c) below), when delivered; provided, however, that notices and other communications to the Bank pursuant to Article II shall not be effective until actually received by such Person. Any notice or other communication permitted to be given, made or confirmed by telephone hereunder shall be given, made or confirmed by means of a telephone call to the intended recipient at the number specified on Schedule 9.02, it being understood and agreed that a voicemail message shall in no event be effective as a notice, communication or confirmation hereunder.

          (b) Effectiveness of Facsimile Documents and Signatures. Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all Loan Parties and the Bank. The Bank may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not limit the effectiveness of any facsimile document or signature.

          (c) Limited Use of Electronic Mail. Electronic mail and Internet and intranet websites may be used only to distribute routine communications, and to distribute Loan Documents for execution by the parties thereto, and may not be used for any other purpose.

          (d) Reliance by the Bank. The Bank shall be entitled to rely and act upon any notices (including telephonic Borrowing Notices) purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify Bank-Related Person and the Bank from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each such notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other communications with the Bank may be recorded by the Bank, and each of the parties hereto hereby consents to such recording.

     9.03. NO WAIVER; CUMULATIVE REMEDIES. No failure by the Bank to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

     9.04. ATTORNEY COSTS, EXPENSES AND TAXES. The Borrower agrees (a) to pay or reimburse the Bank for all reasonable costs and expenses incurred in connection with the development, preparation, negotiation and execution of this Agreement and the other Loan Documents and any amendment, waiver, consent or other modification of the provisions hereof and thereof (whether or not the transactions contemplated hereby or thereby are consummated), and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse the Bank for all reasonable costs and expenses incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or the other Loan Documents (including all such costs and expenses incurred during any "workout" or restructuring in respect of the Obligations and during any legal

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

proceeding, including any proceeding under any Debtor Relief Law), including all Attorney Costs. The foregoing costs and expenses shall include all reasonable search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other reasonable out-of-pocket expenses incurred by the Bank and the reasonable cost of independent public accountants and other outside experts retained by the Bank. The agreements in this Section shall survive the termination of the Commitment and repayment of all other Obligations.

     9.05. INDEMNIFICATION BY THE BORROWER. Whether or not the transactions contemplated hereby are consummated, the Borrower shall indemnify and hold harmless each Bank-Related Person, and its respective Affiliates, directors, officers, employees, counsel, agents and attorneys-in-fact (collectively the "Indemnitees") from and against any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including Attorney Costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (a) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (b) any Commitment, Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), or (c) any actual or alleged presence or release of Hazardous Materials on or from any property currently or formerly owned or operated by the Borrower or any other Loan Party, or any Environmental Liability related in any way to the Borrower or any other Loan Party, or (d) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto (all the foregoing, collectively, the "Indemnified Liabilities"); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. The agreements in this Section shall survive the resignation of the Bank, the replacement of the Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all the other Obligations. All amounts due under this Section 9.05 shall be payable within ten Business Days after demand therefor.

     9.06. PAYMENTS SET ASIDE. To the extent that the Borrower makes a payment to the Bank, or the Bank exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then to the extent of such recovery, the obligation or part thereof originally intended to be satisfied

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

shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.

     9.07. SUCCESSORS AND ASSIGNS.

          (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Bank (and any attempted assignment or transfer by the Borrower without such consent shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection
     (d) of this Section and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) The Bank may, upon notice to the Borrower, at any time assign and delegate to one or more assignees (each an "Assignee") any part of the Commitment, the L/C Obligations and the other rights and obligations of the Bank hereunder, provided, however, that the Borrower may continue to deal solely and directly with the Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Borrower by the Bank and the Assignee; and (ii) the Bank and its Assignee shall have delivered to the Borrower an assignment and acceptance ("Assignment") executed by the Bank and the Assignee. Each Assignment shall be subject to the written approval of the Borrower (not to be unreasonably withheld), it being understood that in the case of any which is not a United States person (within the meaning of Section 7701(a)(30) of the Code), such Assignment shall contain provisions reasonably acceptable to the Borrower regarding the withholding of income taxes, including the furnishing of IRS Form W-8ECI or W-8BEN. No Assignment shall be subject to the approval of the Borrower at any time a Default or Event of Default shall exist.

          (c) The Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a "Participant") participating interests in the Commitment of the Bank and the other interests of the Bank (the "Bank") hereunder and under the other Loan Documents; provided, however, that (i) the Bank's obligations under this Agreement shall remain unchanged, (ii) the Bank shall remain solely responsible for the performance of such obligations, and (iii) the Borrower shall continue to deal solely and directly with the Bank in connection with the Bank's rights and obligations under this Agreement and the other Loan Documents. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 3.01, 3.04 and 3.05 as though it were also the Bank hereunder, and if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this

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

Agreement to the same extent as if the amount of its participating interest were owing directly to it as if it were the Bank under this Agreement.

          (d) A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower's prior written consent.

          (e) The Bank may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of the Bank, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release the Bank from any of its obligations hereunder or substitute any such pledgee or assignee for the Bank as a party hereto.

     9.08. CONFIDENTIALITY. The Bank agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates' directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder;
(f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty's or prospective counterparty's professional advisor) to any credit derivative transaction relating to obligations of the Borrower; (g) with the consent of the Borrower; (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Bank on a nonconfidential basis from a source other than the Borrower; or
(i) to the National Association of Insurance Commissioners or any other similar organization or any nationally recognized rating agency that requires access to information about the Bank's or its Affiliates' investment portfolio in connection with ratings issued with respect to the Bank or its Affiliates. In addition, the Bank may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the Bank in connection with the administration and management of this Agreement, the other Loan Documents, the Commitments, and the Credit Extensions. For the purposes of this Section, "Information" means all information received from the Borrower relating to the Borrower or its business, other than any such information that is available to the Bank on a nonconfidential basis prior to disclosure by the Borrower; provided that, in the case of information received from the Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this

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

Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

     9.09. SET-OFF. In addition to any rights and remedies of the Bank provided by law, upon the occurrence and during the continuance of any Event of Default, the Bank is authorized at any time and from time to time, without prior notice to the Borrower or any other Loan Party, any such notice being waived by the Borrower (on its own behalf and on behalf of each Loan Party) to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Bank to or for the credit or the account of the respective Loan Parties against any and all Obligations owing to the Bank, now or hereafter existing, irrespective of whether or not the Bank shall have made demand under this Agreement or any other Loan Document and although such Obligations may be contingent or unmatured. The Bank agrees promptly to notify the Borrower after any such set-off and application made by the Bank; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

     9.10. INTEREST RATE LIMITATION. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "Maximum Rate"). If the Bank shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Bank exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

     9.11. COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.12. INTEGRATION. This Agreement, together with the other Loan Documents, comprises the complete and integrated agreement of the parties on the subject matter hereof and thereof and supersedes all prior agreements, written or oral, on such subject matter. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control; provided that the inclusion of supplemental rights or remedies in favor of the Bank in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

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

     9.13. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Bank, regardless of any investigation made by the Bank or on their behalf and notwithstanding that the Bank may have had notice or knowledge of any Default or Event of Default at the time of any Credit Extension, and shall continue in full force and effect as long as any Loan or any other Obligation shall remain unpaid or unsatisfied or any Letter of Credit shall remain outstanding.

     9.14. SEVERABILITY. Any provision of this Agreement and the other Loan Documents to which the Borrower is a party that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions thereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     9.15. GOVERNING LAW.

          (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF ILLINOIS APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT THE BANK SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

          (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF ILLINOIS SITTING IN CHICAGO OR OF THE UNITED STATES FOR THE NORTHERN DISTRICT OF SUCH STATE, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER AND THE BANK CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH OF THE BORROWER AND THE BANK IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED THERETO. EACH OF THE BORROWER AND THE BANK WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF SUCH STATE.

     9.16. WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF

THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.


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

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                                    SELECT COMFORT CORPORATION

                                    By:  /s/ James C. Raabe
                                       ----------------------------------------

                                    Name:    James C. Raabe
                                       ----------------------------------------

                                    Title:   Senor Vice President and CFO
                                       ----------------------------------------



                                     BANK OF AMERICA, N.A.

                                     By:  /s/ Steven K. Kessler
                                       ----------------------------------------

                                     Name:    Steven K. Kessler
                                       ----------------------------------------

                                     Title:   Senior Vice President
                                       ----------------------------------------


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